Exhibit 99.2

AUDITORS' REPORT

To the Shareholders of Zarlink Semiconductor Inc.:

We have audited the consolidated balance sheets of Zarlink Semiconductor Inc. (formerly Mitel Corporation) as at March 29, 2002 and March 30, 2001 and the consolidated statements of shareholders' equity, income (loss) and cash flows for each of the years in the three-year period ended March 29, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 29, 2002 and March 30, 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended March 29, 2002, in accordance with Canadian generally accepted accounting principles.

On  May  3,  2002,  we  reported  separately  to  the  shareholders  of  Zarlink
Semiconductor Inc. on financial statements for the same periods, prepared in accordance with United States generally accepted accounting principles.

Ottawa, Canada                                                 Ernst & Young LLP
May 3, 2002                                                Chartered Accountants

                           Zarlink Semiconductor Inc.
                     (incorporated under the laws of Canada)
                           CONSOLIDATED BALANCE SHEETS
                     (in millions of U.S. dollars, CDN GAAP)

                                                                    March 29,  March 30,
                                                                       2002       2001
                                                                    ---------   --------
ASSETS
Current assets:
Cash and cash equivalents                                            $  75.6    $ 179.7
Short-term investments                                                  78.8         --
Accounts receivable                                                     32.4       54.1
Inventories                                                             32.6       84.8
Investment tax credits recoverable                                        --       10.0
Future income tax assets                                                 4.0        1.2
Prepaid expenses                                                        11.7       14.9
                                                                     -------    -------
                                                                       235.1      344.7
                                                                     -------    -------
Fixed assets:
Cost                                                                   220.9      371.4
Accumulated amortization                                              (155.2)    (240.3)
                                                                     -------    -------
                                                                        65.7      131.1
                                                                     -------    -------
Long-term receivables                                                   29.7       10.0
Long-term investments                                                   14.1       15.7
Acquired intangible assets                                                --       24.1
Other assets                                                             2.7        3.5
                                                                     -------    -------
                                                                     $ 347.3    $ 529.1
                                                                     =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities                             $  67.9    $  92.8
Income and other taxes payable                                           4.1        4.5
Future income tax liabilities                                             --        4.6
Deferred revenue                                                         2.0        3.7
Current portion of long-term debt                                        2.1        5.8
                                                                     -------    -------
                                                                        76.1      111.4
Long-term debt                                                           0.7        4.8
Pension liability                                                       14.9       10.9
Future income tax liabilities                                            8.3        4.6
                                                                     -------    -------
                                                                       100.0      131.7
                                                                     -------    -------
Commitments and contingencies (notes 13 and 14)

Shareholders' equity:
Preferred shares, unlimited shares authorized;
1,558,700 shares issued and outstanding (2001 - 1,593,900)              22.6       23.2
Common shares, unlimited shares authorized; no par value;
127,082,123 shares issued and outstanding (2001 - 126,136,799)         407.1      402.3
Contributed surplus                                                      5.8        5.8
Deficit                                                               (189.1)     (36.8)
Translation account                                                      0.9        2.9
                                                                     -------    -------
                                                                       247.3      397.4
                                                                     -------    -------
                                                                     $ 347.3    $ 529.1
                                                                     =======    =======

On behalf of the Board:
Dr. Henry Simon, Director                          Patrick J. Brockett, Director

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (in millions of U.S. dollars, CDN GAAP)

                                     Common     Common
                                     Shares     Shares
                                    Number of   Paid in                             Retained                     Total
                                     Shares     Capital   Preferred   Contributed   Earnings   Translation   Shareholders'
                                   (millions)   Amount     Shares       Surplus     (Deficit)    Account        Equity

Balance, March 26, 1999               116.7     $209.8      $23.6       $ 20.5      $ 138.1      $ 17.9         $ 409.9
Net income                                                                             35.3                        35.3
Repurchase of common shares            (3.4)      (6.0)                  (14.7)        (2.4)                      (23.1)
Redemption of preferred shares                               (0.2)                                                 (0.2)
Issuance of common stock
under stock benefit plans               0.7        2.5                                                              2.5
Preferred share dividends                                                              (2.0)                       (2.0)
Movement in exchange rates                                                                        (19.6)          (19.6)
Reduction in net investments
in subsidiaries                                                                                    (0.5)           (0.5)
                                      -----     ------      -----       ------      -------      ------         -------

Balance, March 31, 2000               114.0      206.3       23.4          5.8        169.0        (2.2)          402.3
Net loss                                                                             (200.8)                     (200.8)
Change in accounting policy
for income taxes                                                                       (3.0)                       (3.0)
Issuance of common stock
related to acquisitions                11.0      190.4                                                            190.4
Issuance of common stock
under stock benefit plans               1.1        5.6                                                              5.6
Redemption of preferred shares                               (0.2)                                                 (0.2)
Preferred share dividends                                                              (2.0)                       (2.0)
Movement in exchange rates                                                                          7.3             7.3
Reduction in net investments
in subsidiaries                                                                                    (2.2)           (2.2)
                                      -----     ------      -----       ------      -------      ------         -------

Balance, March 30, 2001               126.1      402.3       23.2          5.8        (36.8)        2.9           397.4
Net loss                                                                             (150.3)                     (150.3)
Issuance of common stock
under stock benefit plans               1.0        4.8                                                              4.8
Cost of common share issue                                                             (0.1)                       (0.1)
Redemption of preferred shares                               (0.6)                                                 (0.6)
Preferred share dividends                                                              (1.9)                       (1.9)
Movement in exchange rates                                                                         (1.8)           (1.8)
Reduction in net investment in
subsidiaries                                                                                       (0.2)           (0.2)
                                      -----     ------      -----       ------      -------      ------         -------

Balance, March 29, 2002               127.1     $407.1      $22.6       $  5.8      $(189.1)     $  0.9         $ 247.3
                                      =====     ======      =====       ======      =======      ======         =======

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

                                                                             Years Ended
                                                                  March 29,   March 30,   March 31,
                                                                     2002        2001        2000
                                                                  ---------   ---------   ---------

Revenue                                                            $ 219.4     $ 426.9     $381.8

Cost of revenue                                                      159.6       214.7      201.8
                                                                   -------     -------     ------
Gross margin                                                          59.8       212.2      180.0
                                                                   -------     -------     ------

Expenses:
Research and development                                              82.4        85.9       59.8
Selling and administrative                                            55.2        79.5       67.8
Special charge                                                        40.4       185.1         --
Loss on sale of business - net                                        10.0          --         --
Amortization of acquired intangibles                                  24.5        59.9        8.9
                                                                   -------     -------     ------
                                                                     212.5       410.4      136.5
                                                                   -------     -------     ------
Operating income (loss) from continuing operations                  (152.7)     (198.2)      43.5

Other income - net                                                     3.9         8.5        6.0
Impairment of equity investment                                       (3.5)         --         --
Interest expense                                                      (0.9)      (10.7)     (14.2)
Debt issue costs                                                        --        (7.7)      (0.3)
                                                                   -------     -------     ------

Income (loss) from continuing operations before income taxes        (153.2)     (208.1)      35.0

Income tax recovery (expense)                                          2.9        (1.2)     (11.3)

                                                                   -------     -------     ------
Net income (loss) from continuing operations                        (150.3)     (209.3)      23.7

Discontinued operations - net of tax                                    --         8.5       11.6

                                                                   -------     -------     ------
Net income (loss)                                                  $(150.3)    $(200.8)    $ 35.3
                                                                   =======     =======     ======

Net income (loss) attributable to common
shareholders after preferred share dividends                       $(152.2)    $(202.8)    $ 33.3
                                                                   =======     =======     ======

Net income (loss) per common share:
Net income (loss) per common share from continuing operations:
Basic                                                              $ (1.21)    $ (1.74)    $ 0.19
                                                                   =======     =======     ======
Diluted                                                            $ (1.21)    $ (1.74)    $ 0.19
                                                                   =======     =======     ======
Net income (loss) per common share:
Basic                                                              $ (1.21)    $ (1.67)    $ 0.29
                                                                   =======     =======     ======
Diluted                                                            $ (1.21)    $ (1.67)    $ 0.28
                                                                   =======     =======     ======
Weighted average number of common shares outstanding (millions)
Basic                                                                125.6       121.1      114.7
                                                                   =======     =======     ======
Diluted                                                              127.6       122.2      117.1
                                                                   =======     =======     ======

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (in millions of U.S. dollars, CDN GAAP)

                                                                             Years ended
                                                                  March 29,   March 30,   March 31,
                                                                     2002        2001        2000
                                                                  ---------   ---------   ---------
CASH PROVIDED BY (USED IN)

Operating activities:
Net income (loss)                                                  $(150.3)    $(200.8)    $ 35.3
Amortization of fixed and other assets                                53.5       133.6       99.4
Special charges, non-cash                                              7.8       185.1         --
Investment tax credits                                                (0.1)       (5.5)       6.4
Loss (gain) on sale of fixed assets and investments                    0.5         1.7       (0.6)
Loss on sale of business - net                                        10.0          --         --
Loss (gain) on disposal of discontinued operations                      --       (47.4)       5.1
Inventory write-down                                                  28.4          --         --
Impairment of equity investment                                        3.5          --         --
Equity loss in investment                                              2.2         0.6         --
Future income taxes                                                   (3.4)        1.3       (1.2)
Change in pension liability                                            4.1         1.7        3.3
Decrease (increase) in working capital:
Accounts receivable                                                   22.6        51.9       14.2
Inventories                                                           20.3       (16.0)       0.7
Accounts payable and accrued liabilities                             (22.3)      (18.8)     (11.9)
Deferred revenue                                                      (1.3)       (4.4)       5.8
Other                                                                  0.4        (0.2)      (2.2)
                                                                   -------     -------     ------
Total                                                                (24.1)       82.8      154.3
                                                                   -------     -------     ------

Investing activities:
Change in short-term investments                                     (80.3)       26.3      (21.2)
Expenditures for fixed and other assets                              (30.7)      (69.7)     (39.1)
Proceeds from disposal of fixed assets                                33.4         1.0        3.0
Proceeds from repayment of note receivable                             4.4          --         --
Acquisitions, net of cash acquired                                      --         6.5         --
Increase in long-term investments                                     (2.0)       (4.9)        --
Proceeds from sale of discontinued operations - net                    1.3       183.3        6.0
                                                                   -------     -------     ------
Total                                                                (73.9)      142.5      (51.3)
                                                                   -------     -------     ------

Financing activities:
Repayment of long-term debt                                           (2.7)     (126.7)     (13.5)
Repayment of capital lease liabilities                                (5.2)      (46.5)     (20.9)
Dividends on preferred shares                                         (1.9)       (2.0)      (2.0)
Issue of common shares                                                 4.9         5.6        2.5
Repurchase of common and preferred shares                             (0.7)       (0.3)     (23.2)
                                                                   -------     -------     ------
Total                                                                 (5.6)     (169.9)     (57.1)
                                                                   -------     -------     ------

Effect of currency translation on cash                                (0.5)        0.5       (1.5)
                                                                   -------     -------     ------

Increase (decrease) in cash and cash equivalents                    (104.1)       55.9       44.4

Cash and cash equivalents, beginning of year                         179.7       123.8       79.4
                                                                   -------     -------     ------

Cash and cash equivalents, end of year                             $  75.6     $ 179.7     $123.8
                                                                   =======     =======     ======

        (See accompanying notes to the consolidated financial statements)

                           ZARLINK SEMICONDUCTOR INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)

1.    NAME CHANGE

      On July 25, 2001, the Company formally changed its name to Zarlink Semiconductor Inc. ("Zarlink") from Mitel Corporation after receiving shareholder approval at its annual general shareholders' meeting on that date. In connection with the name change, the Company began trading under the symbol "ZL" on the New York Stock Exchange and The Toronto Stock Exchange on September 7, 2001. All reports filed by the Company prior to August 13, 2001 were filed under the name "Mitel Corporation".

2.    NATURE OF OPERATIONS

      Zarlink is an international semiconductor product supplier. The Company's principal business segments comprise the manufacture and distribution of microelectronic components for the communications and medical industries. The principal markets for the Company's products are the United States, Europe, the Asia/Pacific region, and Canada.

      As at March 29, 2002, the Company currently employed 1,465 people, of whom approximately 83% were non-unionized personnel and approximately 17% were represented by trade unions. The Company is a party to separate collective bargaining agreements with terms ranging to March 31, 2004 with the Amalgamated Electrical and Engineering Union, the Manufacturing Science and Finance Union and the Transport and General Workers Union which represent unionized employees in the United Kingdom and the Metall Industriarbetarforbundet Union, the Svenska Industriarbetarforbundet Union and the Civilingenjorsforbundet Union which represent employees in Sweden.

3.    CHANGE IN REPORTING CURRENCY

      During the quarter ended December 28, 2001, the Company adopted the United States dollar as its reporting currency for presentation of its consolidated financial statements. Historical consolidated financial statements were restated using the translation of convenience method. Historical amounts were translated at the rate of Cdn$1 to US$0.6333.

      The Company made this change to enhance its communication with its shareholders, customers and suppliers using the currency and accounting rules that are more familiar to these groups. This presentation is also consistent with the presentation of the financial results of its industry counterparts and competitors.

      The Company also began to present its primary consolidated financial statements in accordance with U.S. generally accepted accounting principles in the quarter ended December 28, 2001. These primary consolidated financial statements are included in the Company's annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

4.    CHANGE IN ACCOUNTING POLICY

      Effective March 31, 2001, the beginning of Fiscal 2002, the Company adopted the new recommendations of Section 3500 of the Canadian Institute of Chartered Accountants ("CICA") Handbook "Earnings Per Share" and has applied the provisions retroactively with restatement of earnings per share for all periods presented. The adoption of these recommendations had no impact on the earnings per share in Fiscal 2002, Fiscal 2001 or in Fiscal 2000.

      The new recommendations, which are essentially aligned with the requirements of the U.S. Financial Accounting Standards Board Statement No. 128 on this subject, require the use of the treasury stock method instead of the imputed earnings method for calculating diluted earnings per share.

5.    ACCOUNTING POLICIES

      These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.

      The preparation of financial statements in conformity with Canadian accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

      All information is presented in U.S. dollars, unless otherwise stated.

      (A)   FISCAL YEAR END

      The Company's fiscal year end is the last Friday in March. Normally this results in a fifty-two week year with four thirteen week quarters. For Fiscal 2000, the year-end of the Company was March 31, 2000 resulting in a fifty-three week year.

      (B)   BASIS OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiary companies. Investments in associated companies in which the Company has significant influence are accounted for by the equity method. Investments in companies the Company does not control or over which it does not exercise significant influence are accounted for using the cost method.

      (C)   CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

      All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash equivalents approximates the amounts shown in the financial statements. Short-term investments comprise highly liquid low risk debt instruments that are generally held to maturity with terms of usually not greater than one year. Short-term investments are carried at cost, which approximates their fair value.

      (D)   INVENTORIES

      Inventories are valued at the lower of average cost and net realizable value for work-in-process and finished goods, and lower of average cost and current replacement cost for raw materials. The cost of inventories includes material, labor and manufacturing overhead.

      (E)   FIXED AND ACQUIRED INTANGIBLE ASSETS

      Fixed assets are initially recorded at cost, net of related research and development and other government assistance. Goodwill is initially recorded at the excess of the Company's cost over the amount of the fair value of the net identifiable assets acquired in a business combination. The Company evaluates the realizability of these assets based upon the fair value as estimated by reference to undiscounted expected future cash flows of the related assets.

      Amortization is provided on the bases and at the rates set out below:

      Assets                                     Basis                Rate
      ------                                     -----                ----
      Buildings                                  Straight-line              4  %
      Equipment                                  Declining balance    20 - 30  %
                                                 Straight-line        10 - 33.3%
      Leasehold improvements                     Straight-line             10  %
      Goodwill and other acquired intangibles    Straight-line             50  %
      Patents and trademarks                     Straight-line        10 - 33.3%

      (F)   INVESTMENTS IN PRIVATE COMPANIES

      Investments in non-publicly traded companies in which the Company has less than 20% of the voting rights and in which it does not exercise significant influence are evaluated on a periodic basis for possible impairment. Appropriate reductions in carrying values are made when necessary. These investments are included in long-term investments on the Company's balance sheet and are carried at cost, net of write-downs for impairment.

      (G)   FOREIGN CURRENCY TRANSLATION

      The Company uses the current rate method of foreign currency translation to translate the accounts of its foreign subsidiaries. The resulting unrealized gains or losses are deferred and included in shareholders' equity until there is a reduction in the net investment in a foreign operation.

      Historical amounts, including the results of operations to September 28, 2001, were translated using the translation method of convenience on adoption of the United States dollar as the Company's reporting currency in the third quarter ended December 28, 2001.

      (H)   DERIVATIVE FINANCIAL INSTRUMENTS

      The Company enters into forward and option contracts intended to hedge its estimated net foreign currency cash requirements, and certain significant transactions, over the ensuing twelve months. The Company does not hold or issue financial instruments for trading or speculative purposes. All forward and option contracts are marked to market and the resulting gains and losses are deferred and included in the measurement of the related transactions when they occur. Premiums paid with respect to option contracts are deferred and charged to net earnings over the contract period.

      (I)   REVENUE RECOGNITION

      Continuing operations

      Revenue from the sale of products is recognized at the time goods are shipped to customers. Estimated warranty costs associated with product revenues are accrued for at the time of the sale based on the Company's experience. The Company also accrues for distributor stock rotations and other allowances as a reduction of revenue at the time of shipment based on the Company's experience. The Company's accounting policies for revenue recognition comply with the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 (SAB 101).

      Discontinued operations

      Revenue from the sale of products was recognized at the time goods were shipped to customers. Revenue from the sale of communications systems including integration and installation services was recognized on a percentage of completion basis. Revenue from service was recognized at the time services were rendered. Billings in advance of services were included in deferred revenue. Estimated warranty costs associated with these revenues were provided for at the time of the sale.

      (J)   INCOME TAXES

      Income taxes are accounted for using the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized. Future income tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Future income tax assets are recognized only to the extent, in the opinion of management, it is more likely than not that the future income tax assets will be realized.

      Investment tax credits ("ITC") are taken into income on the same basis as the related expenditures are charged to income or applied against acquired fixed assets, as applicable, provided the Company expects the credits to be realized. Management periodically reviews the reasonable assurance of realizing the ITC carryforward and timing difference benefits in the determination of their accounting recognition. Such review may result in the recording of the accounting benefit for these timing differences and ITC carryforwards, as the circumstances warrant, and the recognition of loss carryforwards, as realized.

      (K)   RESEARCH AND DEVELOPMENT COSTS

      Research costs are charged to earnings in the periods in which they are incurred. The Company interprets the criteria for deferral of development costs on a very stringent basis under which few, if any, costs qualify for deferment. In the three years ended March 29, 2002, all development costs, except acquired intangibles purchased in a business combination, were expensed as incurred. Management periodically evaluates the realizability of the purchased development costs based upon the expected future undiscounted cash flows of the related assets.

      (L)   EMPLOYEE FUTURE BENEFITS

      Defined benefit pension expense, based on management's assumptions, consist of actuarially computed costs of pension benefits in respect of the current year's service; imputed interest on plan assets and pension obligation; and straight-line amortization of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

      The  costs of  retirement  benefits,  other  than  pensions,  and  certain post-employment  benefits  are  recognized  over the  period  in which the employees render services in return for those benefits. Other post-employment benefits are recognized when the event triggering the obligation occurs.

      (M)   RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2001, the Canadian Institute of Chartered Accountants issued new Handbook sections 1581, "Business Combinations" (Section 1581) and 3062, "Goodwill" and "Other Intangible Assets" (Section 3062), effective for fiscal years beginning after December 15, 2001. Section 1581 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The adoption of Section 1581 is effective for the Company's fiscal year beginning March 30, 2002, and is not expected to have a material impact on the Company's financial position, results of operation, or cash flows. Section 3062 addresses the initial recognition and measurement of intangible assets subsequent to their acquisition. Section 3062 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested at least annually for impairment. The adoption of Section 3062 is effective for the Company's fiscal year beginning March 30, 2002, and is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

      In November 2001, the CICA issued Handbook Section 3870 "Stock-Based Compensation and Other Stock-Based Payments" (Section 3870). Section 3870 establishes standards for the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. It applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stocks, stock options, or other equity instruments or incurs liabilities based on the price of common stock or other equity instruments. Section 3870 outlines a fair value based method of accounting for certain stock-based transactions. As permitted by Section 3870, the Company will not adopt the fair value based method of accounting for all employee stock-based transactions. The adoption of Section 3870 is effective for the Company's fiscal year beginning March 30, 2002, and is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

6.    ACCOUNTS RECEIVABLE

      Included in accounts receivable was an allowance for doubtful accounts of $1.3 (2001 - $0.3).

7.    INVENTORIES

                                           2002      2001
                                           ----      ----
      Raw materials                        $ 2.4     $12.5
      Work-in-process                       20.8      46.2
      Finished goods                         9.4      26.1
                                           -----     -----
                                           $32.6     $84.8
                                           =====     =====

      In the first quarter of Fiscal 2002, the Company reviewed its inventory requirements for the future 12 months in light of the semiconductor industry-wide slowdown and higher channel inventories. As a result of this review, the Company recorded an excess inventory charge to cost of sales amounting to $28.4 for inventories estimated to be beyond its needs for the following 12 months.

8.    FIXED ASSETS

                                                               2002       2001
                                                               ----       ----
      Cost:
      Land                                                   $   3.4    $   4.7
      Buildings                                                 30.2       43.3
      Leasehold improvements                                     3.5         --
      Equipment                                                154.7      260.2
      Assets under capital leases                               29.1       60.7
      Assets under construction                                   --        2.5
                                                             -------    -------
                                                               220.9      371.4
                                                             -------    -------
      Less accumulated amortization:
      Buildings                                                 20.8       31.9
      Leasehold improvements                                     0.1         --
      Equipment                                                122.5      182.8
      Assets under capital leases                               11.8       25.6
                                                             -------    -------
                                                              (155.2)    (240.3)
                                                             -------    -------
                                                             $  65.7    $ 131.1
                                                             =======    =======

      During Fiscal 2002, the Company completed the construction of its headquarters in Ottawa, Canada. In the fourth quarter, the Company sold the building to Mitel Research Park Corporation for $7.4 and subsequently leased back the building under an operating lease for a period of ten years. The excess of the cost to construct the building over the proceeds received on sale was capitalized as leasehold improvements. The leasehold improvements will be amortized over the life of the operating lease.

9.    LONG-TERM RECEIVABLES

                                                                   2002    2001
                                                                  -----    ----

      Note receivable, non-interest bearing (see also Note 21)    $14.8    $  --
      Investment tax credits recoverable                           14.7      4.9
      Promissory note, bearing interest at 8%
      (2001 - 8%) payable annually,
      due in June 2004 and against which a first
      deed on real property was
      pledged as security                                            --      4.5
      Other long-term receivables                                   0.2      0.6
                                                                  -----    -----
                                                                  $29.7    $10.0
                                                                  =====    =====
      The promissory note was repaid in Fiscal 2002.

10.   LONG-TERM INVESTMENTS

                                                                  2002     2001
                                                                  ----     ----

      Investment in Mitel Networks Corporation, at cost           $10.7    $10.9
      Investment in DALSA Semiconductor Inc., at cost               3.4       --
      Equity investment in Optenia, Inc.                             --      4.8
                                                                  -----    -----
                                                                  $14.1    $15.7
                                                                  =====    =====

      The Company's equity investment in Optenia, Inc. was written-off in the fourth quarter of Fiscal 2002 as a result of it going into receivership.

      During Fiscal 2002, the Company made an investment of $2.0 in a privately held technology company that was recorded on the cost basis. Later in Fiscal 2002, the Company determined that the investment was impaired and wrote off the entire amount. (See also Note 17).

11.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                  2002     2001
                                                                  ----     ----

      Trade payables                                              $11.5    $20.5
      Employee-related payables                                    10.5     11.1
      Restructuring provisions                                      7.9      6.6
      Provision for disposal of discontinued operations             5.8     12.8
      Provisions for disposal of foundry businesses                 6.1       --
      Goods received not invoiced                                   3.1      8.7
      Other accrued liabilities                                    23.0     33.1
                                                                  -----    -----
                                                                  $67.9    $92.8
                                                                  =====    =====

12.   LONG-TERM DEBT

                                                                   2002    2001
                                                                   ----    ----
      Capital leases and other, at rates varying from 3.9%
       to 11.87% with payment terms ranging from 1 to 6 years
      (2001 - 3.9% to 11.87% with payment terms ranging from
      1 to 7 years)                                                $2.8    $ 8.0

      Non-interest bearing 1996 Canada-Quebec government
      loan, repayable in Canadian dollars in three equal
      annual installments commencing July, 2001                      --      2.6
                                                                   ----    -----
                                                                    2.8     10.6
      Less current portion                                          2.1      5.8
                                                                   ----    -----
                                                                   $0.7    $ 4.8
                                                                   ====    =====

      The non-interest bearing 1996 Canada-Quebec government loan was fully repaid in Fiscal 2002 in connection with the sale of the Company's Bromont foundry.

      Future minimum lease payments of the obligations under capital leases total $2.9 of which $2.2, $0.6, $0.1, $nil, and $nil relate to fiscal years 2003 to 2007 and beyond respectively. Interest costs of $0.1 are included in the total future lease payments.

      Total interest expense from continuing and discontinued operations related to long-term debt was $0.9 in Fiscal 2002 (2001 - $9.6; 2000 - $16.4).

13.   COMMITMENTS

      (A)   OPERATING LEASES

      The future minimum lease payments for operating leases for which the Company was committed as at March 29, 2002 amounted to $34.0 and were as follows: 2003 - $5.9; 2004 - $5.3; 2005 - $4.8; 2006 - $4.5; 2007 - $2.8;
      2008 and beyond - $10.7.

      Rental expense on operating leases for the year ended March 29, 2002 amounted to $5.8 (2001 - $2.8; 2000 - $3.2).

      (B)   LETTERS OF CREDIT

      The Company had letters of credit outstanding as at March 29, 2002 of approximately $7.2.

      (C)   CAPITAL EXPENDITURES

      Capital expenditure commitments under purchase orders outstanding at the end of Fiscal 2002 amounted to approximately $1.3.

      (D)   SUPPLY AGREEMENTS

      The Company has wafer supply agreements with 3 independent foundries, which expire from 2005 to 2007. Under these agreements, the suppliers are obligated to provide certain quantities of wafers per year. None of the agreements have minimum unit volume purchase requirements.

14.   CONTINGENCIES

      The Company is a defendant in a number of lawsuits and party to a number of other claims or potential claims that have arisen in the normal course of its business. In the opinion of the Company's internal legal counsel, any monetary liability or financial impact of such lawsuits and claims or potential claims to which the Company might be subject after final adjudication would not be material to the consolidated financial position of the Company or the consolidated results of its operations.

15.   CAPITAL STOCK

      (A)   REDEEMABLE PREFERRED SHARES

      Dividends - Fixed cumulative cash dividends are payable quarterly at a rate of $1.26 (Cdn$2.00) per share per annum. During the year ended March 29, 2002, a $1.26 (Cdn$2.00) per share dividend was declared and paid on the redeemable preferred shares.

      Redemption - The shares are currently redeemable, at the option of the Company, at $15.69 (Cdn$25.00) per share plus accrued dividends.

      Purchase Obligation - The Company is required to make reasonable efforts to purchase 22,400 shares in each calendar quarter at a price not exceeding $15.69 (Cdn$25.00) per share plus costs of purchase. The difference between the stated capital of the repurchased shares over the consideration paid for such shares is recorded against contributed surplus. During the year ended March 29, 2002, the Company purchased and cancelled 35,200 preferred shares for cash consideration of $0.6.

      (B)   COMMON SHARES

      On June 7, 2001, the Company announced its intention to continue its normal course issuer bid program for up to 6,308,907 common shares (5% of 126,178,148 common shares issued and outstanding at May 28, 2001) between June 9, 2001 and June 8, 2002. All repurchased shares will be cancelled. In the year ended March 29, 2002, no shares were repurchased under this program.

      (C)   NET INCOME PER COMMON SHARE

      The net income per common share figures were calculated based on net income after the deduction of preferred share dividends and using the weighted monthly average number of shares outstanding during the respective periods. Diluted earnings per share is computed in accordance with the treasury stock method and based on the average number of common shares and dilutive common share equivalents.

                                                                          2002     2001     2000
                                                                          ----     ----     ----
Weighted average shares for basic EPS (millions):                        125.6    121.1    114.7
Weighted average shares on conversion of stock options (millions)          1.4       --      2.4
Weighted average issued shares subject to restrictions (millions)          0.6      1.1       --
                                                                         -----    -----    -----
Adjusted weighted average shares and share equivalents (millions)        127.6    122.2    117.1
                                                                         =====    =====    =====

      The following options were excluded in the computation of diluted earnings per share because the options' exercise price exceeded the average market price of the common shares and, therefore, the effect would be antidilutive: options outstanding for the year ended March 29, 2002 to purchase 4,396,145 (2001 - nil; 2000 - 3,424,622) shares of common stock at an average exercise price of $11.31 (2001 - nil; 2000 - $12.15) per share. The exercise price of stock options was based on prices in Canadian dollars translated at the year-end rate for Fiscal 2002 and at the translation rate of convenience for Fiscal 2001 and Fiscal 2000.

      (D)   DIVIDEND RESTRICTIONS ON COMMON SHARES

      The Company may not declare cash dividends on its common shares unless dividends on the preferred shares have been declared and paid, or set aside for payment. No common share dividend is currently being paid out.

      (E)   STOCK OPTION PLANS

      At the Company's 1991 Annual and Special Meeting, the shareholders approved resolutions authorizing stock options for key employees and non-employee directors ("the plan"). Certain amendments to the plan were approved by the shareholders at the 1993, 1995 and 1998 Annual and Special Meetings of shareholders allowing for 1,000,000, 2,000,000 and 10,200,000 additional shares, respectively, to be made available for grant. At a Special Meeting of the shareholders on December 7, 2001, the Company's shareholders approved an amendment to increase the maximum number of common shares in respect of which options may be granted under the plan to 20,227,033 common shares.

      Available  for grant at March 29, 2002 were  3,810,910  (2001 - 1,979,470;
      2000 - 3,567,998) shares. All options granted prior to January 29, 1998 have ten-year terms and options granted thereafter have six-year terms. All options become fully exercisable at the end of four years of continuous employment.

      In connection with the sale by the Company of its Plymouth and Bromont foundry businesses in the fourth quarter of Fiscal 2002 (see also note
      21), all employees of the former foundry businesses who held options to purchase common shares of the Company which were vested as at the date of the sale were provided with a period until 180 days after the anniversary date of the respective sales to exercise such options if they remained employed with the buyer until at least one year after the respective sale dates. In addition, of the remaining unvested options held by such employees as at the sale date, 50% were accelerated to vest on the first anniversary (provided that such employees remain employed by the buyer as of such date) and the remaining 50% were cancelled as of the respective sale dates. All such employees have a further 180-day period following such accelerated vesting to exercise such options and any options remaining unexercised as at August 19, 2003, in respect of the former Bromont employees, and as at September 23, 2003, in respect of the former Plymouth employees, expire on that date.

      On February 21, 2001, the Company offered an option exchange program to option holders (with the exception of directors, officers and certain executives) who received stock option grants after November 1, 1999 at Cdn$14.31 and higher. Under the terms of the program, and with the consent of The Toronto Stock Exchange, 2,691,350 options were cancelled and an equal number of new options were granted at an exercise price of Cdn$14.06 per share. The new grants have a term of six years.

      In connection with the sale by the Company of its worldwide Systems business on February 16, 2001 and further to negotiations with the buyer to provide the buyer with assistance in retaining employees during the first year following the closing, all employees of the former Systems business who held options to purchase common shares of the Company which were vested as at February 16, 2001 were provided with a period until August 14, 2002 to exercise such options if they remained employed with the buyer until at least February 15, 2002. In addition, of the remaining unvested options held by such employees as at February 16, 2001, 50% were accelerated to vest on February 15, 2002 (provided that such employees remain employed by the buyer as of such date) and the remaining 50% were cancelled as of February 16, 2001. All such employees have a further 180-day period following such accelerated vesting to exercise such options and any options remaining unexercised as at August 14, 2002 expire on that date. As at March 29, 2002, there were 1,209,433 outstanding vested stock options held by Systems employees, which will expire on August 14, 2002, unless exercised before that date.

      On July 12, 1999, the Company offered an option exchange program to option holders (with the exception of directors, officers and certain executives) who received stock option grants in calendar 1998 at Cdn$17.78 and higher. Under the terms of the program, and with the consent of The Toronto Stock Exchange, 1,750,000 options were cancelled and 1,000,657 new options were granted at an exercise price of Cdn$9.92 per share. The reduction in number of options was directly proportional to the decrease in the exercise price. The new grants have a term of six years.

      A summary of the Company's stock option activity and related information for the three years ended March 29, 2002 is as follows:

                                               2002                          2001                           2000
                                    ---------------------------   ----------------------------   ----------------------------
                                                    Weighted                        Weighted                      Weighted
                                                    Average                         Average                       Average
                                      Options    Exercise Price     Options     Exercise Price     Options     Exercise Price
                                    ---------------------------   ----------------------------   ----------------------------
  Outstanding options:
  Balance, beginning of year         9,464,693      $ 8.18         9,017,262        $ 7.83        5,918,988        $ 8.16
  Granted                            3,600,462      $10.00         6,098,025        $11.20        6,439,957        $ 8.25
  Exercised                           (945,324)     $ 5.17        (1,141,097)       $ 4.89         (676,003)       $ 3.70
  Forfeited                         (1,153,908)     $ 8.80          (841,897)       $10.12         (633,180)       $ 8.32
  Cancelled                            (50,961)     $10.77        (3,667,600)       $12.98       (2,032,500)       $11.30
                                    ----------       -----         ---------        ------       ----------        ------

  Balance, end of year              10,914,962       $8.84         9,464,693        $ 8.18        9,017,262        $ 7.83
                                    ==========       =====         =========        ======       ==========        ======

  Exercisable, end of year           4,417,633       $8.20         2,542,251        $ 7.50        1,863,584        $ 5.93
                                    ==========       =====         =========        ======       ==========        ======

  Weighted  average  fair  value
  price   of   options   granted
  during   the  year  using  the
  Black-Scholes    fair    value
  option pricing model                               $3.02                          $ 5.71                         $ 4.64
                                                     =====                          ======                         ======

      The weighted average exercise price of stock options was based on prices in Canadian dollars translated at the year-end exchange rate as at the end of Fiscal 2002 and at the average exchange rate for changes in outstanding options during Fiscal 2002. The weighted average exercise price of stock options in Fiscal 2001 and 2000 were translated using the translation of convenience method.

      A summary of options outstanding at March 29, 2002 is as follows:

                      Total Outstanding                                                      Total Exercisable
      ------------------------------------------------------------------------------  -------------------------------
                                      Weighted Average    Weighted Average Remaining     Options     Weighted Average
      Exercise Price     Options       Exercise Price          Contractual Life                       Exercise Price
      ------------------------------------------------------------------------------  -------------------------------
       $0.69-$5.77       1,669,769         $ 4.59                  3 years              1,255,812         $ 4.51
       $5.85-$8.77       2,239,137         $ 7.13                  4 years                879,241         $ 6.28
          $8.82          2,518,589         $ 8.82                  5 years                738,806         $ 8.82
      $8.87-$11.08       2,266,509         $10.16                  6 years                173,380         $10.25
      $11.16-$23.69      2,220,958         $12.41                  4 years              1,370,394         $12.19
                        ----------                                                      ---------
                        10,914,962                                                      4,417,633
                        ==========                                                      =========

      The exercise price of stock options was based on prices in Canadian dollars translated at the year-end exchange rate.

16.   TRANSLATION ACCOUNT

      The components of the cumulative translation account were as follows:

                                                       2002     2001     2000
                                                       ----     ----     ----

      Balance, beginning of year                      $ 2.9    $(2.2)   $ 17.9
      Increase (decrease):
      Movements in exchange rates -
      U.K. pound sterling                               1.0     (5.8)     (9.1)
      Canadian dollar                                  (2.6)    14.0      (7.3)
      Swedish krona                                    (0.4)    (1.3)     (1.2)
      Other currencies                                  0.2      0.4      (2.0)
      Reduction in net investment in subsidiaries      (0.2)    (2.2)     (0.5)
                                                      -----    -----    ------
      Change in cumulative translation account         (2.0)     5.1     (20.1)
                                                      -----    -----    ------
      Balance, end of year                            $ 0.9    $ 2.9    $ (2.2)
                                                      =====    =====    ======

17.   SPECIAL CHARGES

      (A)   FISCAL 2002

                                         Provision                                                Cumulative        Provision
                                         balance as                              Special          drawdowns          balance as
                                        at March 30,    Special                 Charges -    -------------------    at March 29,
                                            2001        Charges    Reversals       net        Cash      Non-cash        2002
                                        ------------    -------    ---------    ---------    ------     --------    ------------
      Restructuring activities:
      Workforce reduction                   $6.6         $27.3       $(2.3)       $25.0      $(28.7)     $  --          $2.9
      Lease and contract settlements          --           9.5        (0.8)         8.7        (2.6)      (1.1)          5.0
                                            ----         -----       -----        -----      ------      -----          ----
      Total restructuring                    6.6          36.8        (3.1)        33.7       (31.3)      (1.1)          7.9

      Impairment of long-term assets          --           6.7          --          6.7          --       (6.7)           --
                                            ----         -----       -----        -----      ------      -----          ----
                                            $6.6         $43.5       $(3.1)       $40.4      $(31.3)     $(7.8)         $7.9
                                            ====         =====       =====        =====      ======      =====          ====

      In response to the industry downturn, the Company announced on May 10, 2001 that it had implemented a cost-containment plan in order to preserve cash resources. The cost-containment plan included a workforce reduction of the Company's total employee base by 439 employees, globally, which was completed by the end of Fiscal 2002. Further administrative workforce reductions were implemented in the fourth quarter of Fiscal 2002 affecting 32 employees around the world. This extension to the program will be completed in the second quarter of Fiscal 2003. The total cost of the workforce reduction program was estimated to be $25.0 in Fiscal 2002.

      As a result of the workforce reduction program and consolidating design activity, the Company took steps to provide for excess leased facilities in Ottawa, Canada, San Jose, California in the United States, the United Kingdom, and the Far East. The cost of the lease and contract settlements amounted to $8.7 in Fiscal 2002.

      The Company's enterprise resource planning ("ERP") system was originally designed for a company heavily engaged in manufacturing with a much larger workforce. During Fiscal 2002, the Company reviewed its information system requirements as it evolved from a significant manufacturing concern to a mostly fabless semiconductor company. In light of the sale of its two CMOS fabs and a significant reduction in its workforce in Fiscal 2002, the Company determined that the number of licenses and functionality required going forward would be significantly lower. Accordingly, the Company recorded an impairment charge for its ERP system and certain other assets amounting to $1.1 in the fourth quarter of Fiscal 2002.

      The Company also reviewed the carrying value of certain long-lived assets, including an investment in a privately held company that was made during Fiscal 2002. Based on an analysis of estimated future undiscounted cash flows, the Company determined that these assets were impaired. Accordingly, a charge of $5.6 was recorded in the fourth quarter of Fiscal 2002 to reduce the carrying value of these assets to their estimated net realizable value.

      The total of these pre-tax special charges amounted to $40.4, of which $33.9 was recorded in the first quarter and $6.5 was recorded in the fourth quarter of Fiscal 2002.

      (B)   FISCAL 2001

      In the year ended March 30, 2001, the Company recorded a write-down of its capital assets relating to the carrying values of the acquired intangible assets associated with Vertex Networks Inc. ("Vertex") and to the carrying values of the buildings and equipment associated with the fabrication facilities in Canada and in the United Kingdom.

                                           Provision                               Cumulative drawdowns      Provision
                                         balance as at     Operating    Special    --------------------    balance as at
                                         March 31, 2000    Expenses     Charges     Cash      Non-cash     March 30, 2001
                                         --------------    ---------    -------    ------     --------     --------------
      Restructuring                           $ --           $10.6      $   --     $(4.0)     $    --           $6.6
      Impairment of long-term assets:
      Goodwill                                  --              --        92.9        --        (92.9)            --
      Fabrication facilities                    --              --        92.2        --        (92.2)            --
                                              ----           -----      ------     -----      -------           ----
      Total                                   $ --           $10.6      $185.1     $(4.0)     $(185.1)          $6.6
                                              ====           =====      ======     =====      =======           ====

      The Company reviewed the carrying value for the acquired intangible assets of Vertex. Based on an analysis of estimated future undiscounted cash flows and current and expected adverse market conditions, the Company determined that the carrying value of the acquired intangible assets was impaired and recorded a charge of $92.9 to write down the goodwill relating to Vertex to its fair value.

      The Company also reviewed the carrying value of its fabrication facilities. Based on an analysis of estimated future undiscounted cash flows, current and expected adverse market conditions which result in a low operating rate for these facilities, and the Company's manufacturing strategy that is expected to incorporate higher degrees of outsourcing, the Company determined that the carrying values of the fabrication buildings and equipment were impaired and recorded a charge of $83.3, net of income tax recoveries of $8.9, to write down these carrying values.

      During Fiscal 2001, the Company undertook workforce reductions across all functions throughout the company. As at March 29, 2002, the provision balance related to the Fiscal 2001 restructuring activities was $0.1, after additional cash drawdowns of $6.5 through Fiscal 2002.

18.   INVESTMENT TAX CREDITS AND GOVERNMENT ASSISTANCE

      During the year, the Company recognized Canadian ITCs and other funding of $nil (2001 - $3.5; 2000 - $2.5) related to eligible R&D expenditures from continuing operations. Included in discontinued operations were Canadian ITCs of $nil in Fiscal 2002 (2001 - $5.3; 2000 - $6.3).

19.   OTHER INCOME - NET

                                           2002          2001        2000
                                           ----          ----        ----

      Interest income                     $ 5.4         $ 8.6        $5.4
      Foreign exchange gain                 0.7           0.5         0.6
      Equity loss in Optenia, Inc.         (2.2)         (0.6)         --
                                          -----         -----        ----
      Other income - net                  $ 3.9         $ 8.5        $6.0
                                          =====         =====        ====

20.   INCOME TAXES

      The components of income (loss) before provision (benefit) of income taxes consists of the following:

                                                2002        2001        2000
                                                ----        ----        ----
      Income (loss) from continuing
      operations before income taxes:
         Canadian                             $ (55.1)    $(131.0)     $39.5
         Foreign                                (98.5)      (77.1)      (4.5)
                                              -------     -------      -----
                                              $(153.6)    $(208.1)     $35.0

      The provision (recovery) for income taxes consists of the following:

      Current:
         Canadian                             $   0.6     $   8.1      $12.2
         Foreign                                   --         2.0        0.3
                                              -------     -------      -----
                                                  0.6        10.1       12.5
                                              -------     -------      -----
      Future:
         Canadian                                (2.9)       (1.3)       2.8
         Foreign                                 (0.6)       (7.6)      (4.0)
                                              -------     -------      -----
                                                 (3.5)       (8.9)      (1.2)
                                              -------     -------      -----
                                              $  (2.9)    $   1.2      $11.3
                                              =======     =======      =====

      A reconciliation between the statutory Canadian income tax rate and the actual effective rate is as follows:

                                                                      2002        2001       2000
                                                                      ----        ----       ----

      Expected Canadian statutory income tax rate                      35%         38%        40%
                                                                     ------      ------      -----

      Provision (recovery) at Canadian statutory income tax rate     $(54.3)     $(79.1)     $14.0
      Foreign tax rate differences                                       --         2.8       (1.7)
      Tax effect of losses not recognized                              28.5        29.3        0.1
      Tax effect of temporary differences not recognized               11.9          --         --
      Tax effect of amortization of acquired intangibles                8.6        58.1        2.7
      Tax effect of realizing benefit of prior
      years' loss carryforwards and timing differences                 (2.1)       (9.0)      (4.0)
      Corporate minimum taxes                                           0.4         1.4        0.3
      Other                                                             4.1       ( 2.3)      (0.1)
                                                                     ------      ------      -----

      Income tax expense (recovery)                                  $ (2.9)     $  1.2      $11.3
                                                                     ======      ======      =====

      Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of future income tax assets and liabilities were as follows:

                                                        2002         2001
                                                      -------      --------
      Future tax assets:
      Provisions                                       $ 4.0        $ 2.1
      Impairment of fabrication facilities               -            8.9
      Income tax loss carryforwards                     15.1          9.9
      Other - net                                        -            2.3
                                                       -----        -----
      Future tax assets                                 19.1         23.2
                                                       -----        -----

      Future tax liabilities:
      Book and tax differences on fixed assets          19.0         21.4
      Investment tax credits                             3.8          8.7
      Other - net                                        0.6          1.1
                                                       -----        -----
      Future tax liabilities                            23.4         31.2
                                                       -----        -----

      Net future tax liabilities                       $ 4.3        $ 8.0
                                                       =====        =====
                                                       =====        =====

      Unremitted earnings of subsidiaries subject to withholding taxes will be indefinitely reinvested with no provision necessary for potential withholding taxes on repatriation of subsidiary earnings. The loss before income taxes attributable to all foreign operations, including discontinued operations, was $101.0 (2001 - loss of $65.3; 2000 - income of $9.9).

      As at March 29, 2002, the Company had income tax loss carryforwards in Sweden and the United Kingdom of approximately $103.6 which may be carried forward indefinitely to reduce the future years' income for tax purposes. Approximately $50.5 of these losses has been recognized as a tax benefit for accounting purposes. The Company has $57.4 of federal income tax loss carryforwards related to operations in the United States which expire between 2012 and 2022. The Company also has $31.3 of U.S. state net operating loss carryforward balances available which expire between 2003 and 2007. The Company has taken a full valuation allowance on the U.S. loss carryforward balances.

      As at March 29, 2002, the Company had approximately $38.6 of Canadian investment tax credits available to offset federal income taxes payable. The Company has recognized a $14.7 accounting benefit on these investment tax credits. The investment tax credits expire between 2008 and 2011.

21.   SALE OF FOUNDRY BUSINESSES

      Plymouth Foundry

      On March 28, 2002, Zarlink sold its wafer fabrication facility in Plymouth, UK, as well as certain intellectual property and related foundry businesses to companies controlled by X-FAB Semiconductor Foundries AG ("X-FAB") of Erfurt, Germany for $30.0, represented by $12.0 cash on closing and a note of $18.0 repayable over three years. The Plymouth foundry facility comprised two CMOS (Complementary Metal Oxide Semiconductor) wafer fabrication lines for producing digital and mixed-signal communications and medical semiconductors.

      The note receivable was discounted at 8 percent to a carrying value of $14.8 and a gain on sale of $0.4 was recorded.

      The first payment of $10.0 against the note receivable is expected to be received in June 2004 with the final payment of $8.0 due in March 2005.

      As part of the sale, the two companies signed a five-year agreement to ensure continuity of supply for Zarlink products manufactured at Plymouth. Approximately 175 Zarlink employees engaged in wafer production were transferred to X-FAB as part of the sale.

      Bromont Foundry

      On February 22, 2002, Zarlink sold its foundry facility in Bromont, Quebec, and related business to DALSA Semiconductor Inc. ("DALSA") for $16.9. Under the agreement, Zarlink received from DALSA $13.0 in cash and retained a 19.9% investment in the Bromont foundry. DALSA also assumed certain employee-related payables amounting to approximately $0.5. The
      Bromont facility is an operation featuring Complementary Metal Oxide Semiconductor (CMOS) process technology for digital and mixed-signal (analog/digital) communications products. The plant also has other processes supporting industrial, scientific and space applications, particularly high-end imaging applications.

      The Company recorded a loss on sale of the Bromont foundry business of $10.4, before income tax recoveries of $3.0.

      The two companies also signed a three-year agreement to ensure continuity of supply for Zarlink products manufactured at Bromont. Approximately 250 Zarlink employees affiliated with the Bromont operation were transferred to DALSA as part of the agreement.

22.   DISCONTINUED OPERATIONS

      (A)   COMMUNICATIONS SYSTEMS BUSINESS

      On November 3, 2000, the Company adopted formal plans to pursue divestiture opportunities related to the distinct operations of the Systems business. Accordingly, the operations related to this business were accounted for as discontinued operations with November 3, 2000 being the effective measurement date.

      On February 16, 2001, the Company sold its worldwide Systems business, including the name "Mitel", to a company controlled by Dr. Terence H. Matthews. As part of the transaction, Zarlink transferred most of its Ottawa, Canada real estate to Dr. Matthews. The Company received $191.5 in cash proceeds, after adjustments, in exchange for selling a 90 percent ownership interest in the Company's communications systems business and most of its real property in Ottawa, Canada.

      The results of the Systems business operations were as follows:

                                                       2002     2001      2000
                                                       ----    ------    ------
      Sales for the period ended February 16, 2001      $ -    $326.2    $502.7
      Results of operations to the measurement date
      of November 3, 2000:
      Income (loss) before income taxes                 $ -    $ (8.7)   $ 30.5
      Income tax (expense) recovery                       -       2.9     (13.8)
                                                        ---    -------   -------
      Income (loss) from discontinued operations
      to the measurement date of November 3, 2000       $ -    $ (5.8)   $ 16.7
                                                        ===    =======   =======

      The Company recorded a gain of $14.3, net of transaction costs and other provisions to separate the Systems business totaling $20.6, as well as post-measurement date operating losses of $31.7 and income taxes of $6.7.

      (B)   LINCOLN POWER AND AUTOMOTIVE

      On March 26, 1999, the Company adopted formal plans to pursue divestiture opportunities related to the distinct operations of the Lincoln Power and Automotive business segment ("Lincoln") which was part of the Plessey Semiconductors Group acquired in Fiscal 1998. Accordingly, the operations related to this business were accounted for as discontinued operations.

      On January 19, 2000, the Company completed the sale of Lincoln for total consideration of $7.6, including cash of $6.0 and a note receivable of $1.6. The financial results of the discontinued operations were as follows:

                                                             2002    2001   2000
                                                             ----    ----   ----
      Sales                                                 $   -   $   -  $20.4
                                                            ====    ====   =====
      Income from discontinued operations,
       net of income tax recoveries of
       $nil (2001 - $nil; 2000 - $nil)                      $   -   $   -  $   -
                                                            ====    ====   =====
      Estimated loss on disposal of discontinued
       operations, net of income tax recoveries of
       $nil (2001 - $nil; 2000 - $2.3)                      $   -   $   -  $ 5.1
                                                            ====    ====   =====
      Basic loss per common share from discontinued
       operations                                           $   -   $   -  $ 0.4
                                                            ====    ====   =====
      Diluted loss per common share from discontinued
       operations                                           $   -   $   -  $ 0.4
                                                            ====    ====   =====

      The Lincoln operating loss of $6.2 for the ten months ended January 19, 2000 was charged to the provision for discontinued operations.

23.   ACQUISITIONS

      On July 28, 2000, the Company acquired privately held Vertex, a California-based fabless semiconductor company providing silicon solutions for the enterprise switching and wide area network access markets. Zarlink acquired Vertex in a share transaction for approximately 11 million newly issued common shares valued at $190.4. Approximately 1.1 million shares or 10 percent of the issued shares were placed in escrow for a two-year period to indemnify the Company for representations made by Vertex. In addition, approximately 535,000 issued shares are subject to certain restrictions over a two-year period.

      The fair value of the consideration was based on the average closing price of the Company's common shares on The Toronto Stock Exchange shortly before and after the date of acquisition. The acquisition was accounted for by the purchase accounting method. The purchase price allocation was based on fair values assigned to net assets as determined and finalized by an independent valuation firm using standard valuation techniques. An amount of $176.1 was allocated to intangible assets that include completed research and development and other intangible assets. The difference between the purchase price and the fair value of the identifiable net assets amounted to $148.1, which was recorded as goodwill. The identifiable intangible assets and the goodwill were to be amortized over a two-year period (see below). The allocation to net assets included $1.0. in respect of acquisition costs and costs to integrate the operations of the acquired company.

      The purchase transaction is summarized as follows:

      Net assets acquired, at approximate fair value:

      Current assets                                             $ 18.9
      Fixed assets                                                  1.5
      Goodwill and acquired intangible assets                     176.1
                                                                 ------

      Total assets                                                196.5
      Current liabilities                                           6.1
                                                                 ------

      Total net assets                                           $190.4
                                                                 ======
      Common share consideration                                 $190.4
                                                                 ======

      In the year ended March 30, 2001, the Company recorded an asset impairment charge to reduce the carrying value of goodwill by $92.9 to $5.0. (See also Note 17). In the year ended March 29, 2002, the Company recorded an additional asset impairment charge of $12.5, included in amortization of acquired intangibles, to reduce the carrying value of the acquired intangible assets to nil.

24.   RELATED PARTY TRANSACTIONS

      During the year ended March 29, 2002, the Company sold to and purchased from jointly controlled and significantly influenced enterprises products and services valued at approximately $1.3 (2001 - $nil; 2000 - $1.7) and $0.7 (2001 - $0.7; 2000 - $0.6) respectively. These transactions for products and services were under usual trade terms and trade prices.

      As at March 29, 2002, the Company had no investments in jointly controlled or significantly influenced enterprises. Included in accounts receivable as at March 30, 2001, were amounts due from significantly influenced enterprises of $0.2.

25.   INFORMATION ON BUSINESS SEGMENTS

      Business Segments

      The Company's reportable business segments are comprised of the Communications and Medical groups. Reportable segments are business units that offer different products and services and are managed separately because of these differences.

      The Communications business specializes in broadband connectivity solutions over wired, wireless and optical media. The Communications business includes network access products that provide connectivity to the network's core backbone, such as feeder, aggregation and transmission applications, and those that address the multi-protocol physical and network layers. In addition, the Communications business includes user access products that allow users to connect to the network. These products include wireless and infotainment applications.

      The Medical business provides ASIC solutions for applications such as pacemakers, hearing aids and portable instruments.

      The Company evaluates the performance of each business segment and allocates resources based on operating income from continuing operations, which excludes any intersegment sales of products and services. Zarlink does not allocate amortization of intangibles, special charges or gains, interest income or interest expense or income taxes to its reportable segments. In addition, total assets are not allocated to each segment; however, depreciation of capital assets is allocated to the segments based on the asset usage. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

                                                                                       Unallocated
Year Ended March 29, 2002                              Communications      Medical        Costs         Total
                                                       --------------      -------     -----------      -----
Total external sales revenue                               $185.0           $34.4         $ --         $ 219.4
Amortization of buildings and equipment                      28.2             0.3           --            28.5
Amortization of acquired intangibles                         --              --             24.5          24.5
Loss on sale of foundry business-net                         --              --             10.0          10.0
Special charge                                               --              --             40.4          40.4
Segment's operating income (loss) from continuing           (86.4)            8.6          (74.9)       (152.7)
operations

                                                                                       Unallocated
Year Ended March 30, 2001                              Communications      Medical        Costs         Total
                                                       --------------      -------     -----------      -----
Total external sales revenue                               $396.1           $30.8        $  --         $ 426.9
Amortization of buildings and equipment                      61.1             0.6           --            61.7
Amortization of acquired intangibles                         --              --             59.9          59.9
Special charge                                               --              --            185.1         185.1
Segment's operating income (loss) from continuing            45.9             0.9         (245.0)       (198.2)
operations

                                                                                       Unallocated
Year Ended March 31, 2000                              Communications      Medical        Costs         Total
                                                       --------------      -------     -----------      -----
Total external sales revenue                               $356.2           $25.6         $ --          $381.8
Amortization of buildings and equipment                      48.8             0.5           --            49.3
Amortization of acquired intangibles                         --              --              8.9           8.9
Segment's operating income (loss) from continuing            45.8             6.6           (8.9)         43.5
operations

      Geographic Segments

      Revenues from continuing operations from external customers are attributed to countries based on location of the selling organization.

      Geographic information is as follows:

                                 2002                         2001                      2000
                                                                        Acquired
                                      Fixed                  Fixed     Intangible
                           Revenue    Assets     Revenue     Assets      Assets       Revenue
                           -------    ------     -------    -------    ----------     -------
Canada                     $ 42.6     $15.4       $ 74.6    $ 40.8        $24.1       $ 82.9
United States                62.0       3.0        164.0       3.5         --          144.1
United Kingdom               82.6      37.1        147.5      73.8         --          123.6
Sweden                       22.7       9.9         24.0      12.1         --           16.5
Other foreign countries       9.5       0.3         16.8       0.9         --           14.7
                           -------    -----       ------    ------        -----       ------
Total                      $219.4      65.7       $426.9    $131.1        $24.1       $381.8
                           =======    =====       ======    ======        =====       ======

      Major Customers

      For the year ended March 29, 2002, the Company had revenues from one external customer, a major distributor, which exceeded 10 percent of total net revenues (2001 - one; 2000 - nil). Sales to this distributor in Fiscal 2002 amounted to $26.7 (2001 - $61.3) and related to the Communications segment.

26.   PENSION PLANS

      The Company maintains several defined contribution and three defined benefit pension plans for its employees. The components of the pension expense were as follows:

                                                                            2002       2001       2000
                                                                           ------     ------     ------
      Continuing operations:
      Defined contribution plans                                           $ 1.3      $ 1.3      $ 1.0
      Defined benefit plans (see table below)                                2.9        2.1        3.5
                                                                           ------     ------     ------
      Pension expense from continuing operations                             4.2        3.4        4.5
                                                                           ------     ------     ------
      Discontinued operations:
      Defined contribution plans                                            --          2.8        3.0
      Defined benefit plans (see table below)                               --          2.8        0.9
                                                                           ------     ------     ------
      Pension expense from discontinued operations                          --          5.6        3.9
                                                                           ------     ------     ------
      Pension expense                                                      $ 4.2      $ 9.0      $ 8.4
                                                                           ======     ======     ======

                                                                             2002      2001       2000
                                                                           ------     ------     ------
      Defined benefit pension expense:
      Employer service cost                                                $ 1.9      $ 4.9      $ 4.0
      Interest cost                                                          1.2        4.5        3.8
      Expected asset return                                                 (0.6)      (4.5)      (3.4)
      Net amortization and deferral                                          0.4       --         --
                                                                           ------     ------     ------
      Net periodic pension expense                                           2.9        4.9        4.4
      Less:  discontinued operations                                        --         (2.8)      (0.9)
                                                                           ------     ------     ------
      Defined benefit pension expense from continuing operations           $ 2.9      $ 2.1      $ 3.5
                                                                           ======     ======     ======

      (A)   DEFINED CONTRIBUTION PENSION PLANS

      Both the Company and the employees contribute to these plans based on the employees' earnings.

      (B)   DEFINED BENEFIT PENSION PLANS

      There is one contributory defined benefit plan ("the Plan") that covers substantially all employees of Zarlink Semiconductor Limited ("ZSL"), a wholly owned subsidiary of the Company. On November 30, 2001, ZSL suspended contributions to the Plan and ceased members pension accruals. The Plan was replaced with a defined contribution pension plan. The pension obligations of the Plan are expected to be settled in Fiscal 2003. The Company's policy was to fund defined benefit pension plans in accordance with independent actuarial valuations and as permitted by pension regulatory authorities.

      This Plan provided pension benefits based on length of service and final pensionable earnings. Employee contributions were based on pensionable earnings. The actuarial report in connection with this defined benefit plan, updated to March 29, 2002, was based on short-term rates given the Company's intention to terminate the Plan.

      For purposes of an actuarial valuation, pension fund assets were valued using the discounted income method. Under this approach, the value of the assets is obtained by estimating the receipts which will arise in the future from the Plan's investments and then discounting the amounts to the valuation date, at the valuation rate of return on assets.

      As at March 29, 2002, the actuarial present value of ZSL accrued pension benefits was $17.8 (2001 - $7.8).

      The second defined benefit plan covers all employees over the age of twenty-eight in Sweden and provides pension benefits based on length of service and final pensionable earnings. There are no pension fund assets under the plan, therefore the Company purchases pension insurance for the unfunded pension rights. The associated pension liability is calculated each year by the Pension Registration Institute. With respect to the pension liability of $8.6 (2000 - $8.0), the Company has provided, as collateral, a limited surety bond in the amount of $6.7 and a letter of credit of $1.6. This pension liability was actuarially determined based on the present value of the accrued future pension benefits and in accordance with applicable laws and regulations in Sweden.

      The third defined benefit plan covers all employees in Germany with over ten years of active service and provides benefits based on length of service and final pensionable earnings. There are no segregated pension fund assets under the plan. The pension liability is actuarially determined each year and is insured in its entirety by the Swiss Life Insurance Company. The pension liability of $3.4 (2001 - $3.2) was actuarially determined based on the present value of the accrued future pension benefits and in accordance with applicable laws and regulations in Germany.

      The following table shows the plans' funded status reconciled with amounts reported in the consolidated balance sheets, and the assumptions used in determining the actuarial present value of the benefit obligations:

                                                            2002         2001
                                                          -------       -------
      Change in accrued pension benefits:
      Benefit obligation at beginning of year              $21.3        $ 73.2
      Service cost                                           1.8           7.3
      Interest cost                                          1.1           4.5
      Plan participants' contributions                      --             1.1
      Actuarial (gain) loss                                  5.4          (1.3)
      Benefits paid                                         (0.6)         (0.8)
      Foreign exchange                                       0.2          (2.9)
      Divestiture of Systems business                       --           (59.8)
                                                           ------       -------
      Benefit obligation at end of year                     29.2          21.3
                                                           ------       -------

                                                            2002         2001
                                                          -------       -------
      Change in plan assets:
      Fair value of plan assets at beginning of year      $  8.7        $ 59.8
      Actual return on plan assets                          (0.3)         (2.4)
      Employer contributions                                 3.1           4.7
      Employee contributions                                 0.8           2.4
      Benefits paid                                         (0.6)         (0.8)
      Foreign exchange                                       0.2          (1.9)
      Divestiture of Systems business                       --           (53.1)
                                                          -------       -------
      Fair value of plan assets at end of year              11.9           8.7
                                                          -------       -------

      Unfunded status                                      (17.3)        (12.6)
      Unrecognized net actuarial loss                        2.4           2.3
                                                          -------       -------
      Net pension benefit liability                       $(14.9)       $(10.3)
                                                          =======       =======

      The net pension benefit liability is reflected in the consolidated balance sheet as follows:

                                                    2002          2001
                                                   ------        ------
      Other assets                                 $ --          $  0.6
      Pension liability                             (14.9)        (10.9)
                                                   ------        ------
      Net pension benefit liability                $(14.9)       $(10.3)
                                                   ======        ======


      Assumptions:                                 2002         2001       2000
                                                   ----         ----       ----
      Discount rate                                 5%           6%         6%
      Compensation increase rate                   Nil       3-4.5%       3-5%
      Investment return assumption                  5%           9%         8%

27.   FINANCIAL INSTRUMENTS

      (A)   FAIR VALUE

      The Company's financial instruments include cash and cash equivalents, short-term investments, accounts receivable, long-term receivables, accounts payable, long-term debt, interest rate swaps and foreign exchange forward and option contracts. Due to the short-term maturity of cash and cash equivalents, short-term investments and accounts payable, the carrying values of these instruments are reasonable estimates of their fair value. The fair value of long-term debt was determined by discounting future payments of interest and principal at estimated interest rates that would be available to the Company at year-end. The fair value of interest rate swaps was determined by discounting, at market rates, the future net cash payments. The fair value of the foreign exchange forward and option contracts reflects the estimated amount that the Company would have been required to pay if forced to settle all outstanding contracts at year-end. This fair value represents a point-in-time estimate that may not be relevant in predicting the Company's future earnings or cash flows. The fair value of financial instruments approximate their carrying value with the following exceptions:

                                                     2002                  2001
                                              ------------------     ------------------
                                               Carrying   Fair        Carrying   Fair
                                                amount    Value        amount    Value
                                              ------------------     ------------------
      Long-term debt:
      Non-interest bearing 1996
      Canada-Quebec government loan            $  --     $  --          $2.6      $2.5

      (B)   DERIVATIVE FINANCIAL INSTRUMENTS

      The Company operates globally, and therefore may experience risk that earnings and cash flows may be adversely impacted by fluctuations in foreign exchange. The Company uses forward and option contracts to manage foreign exchange risk. Generally, forward and option contracts are designated for firmly committed or forecasted sales and purchases that are expected to occur in less than one year.

      The notional amounts for forward contracts represent the U.S. dollar equivalent of an amount exchanged. Most of the forward contracts mature within six months with the longest maturity extending to February 6, 2003. At March 29, 2002, deferred gains totaled $0.1 (2001 - $2.6) and deferred losses totaled $0.5 (2001 - $7.7). The following table presents the net notional amounts of the forward contracts in U.S. dollars:

               Buy (Sell): (U.S. dollars)           2002        2001
                                                   -------     ------
               Forward contracts:
               British pounds                      $(14.2)     $ 19.0
               Canadian dollars                      33.0       147.6
               Swedish krona                          0.7         4.5
               Euro                                   0.3         2.1
               Other                                 --           0.1
                                                   ------      ------
               Total                               $ 19.8      $173.3
                                                   ======      ======

      (C)   CREDIT RISK

      The Company's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable and derivative contracts. Cash and cash equivalents and short-term investments are invested in government and commercial paper with investment grade credit rating.

      The Company is exposed to normal credit risk from customers. However, the Company's orientation is global with a large number of diverse customers to minimize concentrations of credit risk (see also note 25).

      Zarlink is exposed to credit risk in the event of non-performance by its counterparties on its foreign exchange contracts. The Company does not anticipate non-performance by any of the counterparties, as it deals with counterparties that are major financial institutions. The Company anticipates the counterparties will satisfy their obligations under the contracts.

      (D)   INTEREST RATE RISK

      The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and current liabilities.

      (E)   UNUSED BANK LINES OF CREDIT

      The Company has a line of credit for $15.7, of which up to $6.9 is available for letters of credit. At March 29, 2002, $2.9 (2001 - $3.1) in letters of credit were outstanding against this credit facility, thus the Company had unused and available demand bank lines of credit amounting to approximately $12.8 (2001 - $12.7) at a rate of interest based on the prime lending rate plus 0.25%.

28.   SUPPLEMENTARY CASH FLOW INFORMATION

                                                   2002        2001        2000
                                                   ----        ----        ----
      Cash interest paid                           $0.5       $ 9.6       $16.5
                                                   ====       =====       =====
      Cash taxes paid                              $2.3       $15.0       $ 1.8
                                                   ====       =====       =====

      The following table summarizes the Company's cash flows from (used in) investing activities from acquisitions:

                                                    2002       2001        2000
                                                    ----       ----        ----
      Cash acquired                                $  --     $  (7.0)     $  --
      Net assets acquired other than cash             --      (183.4)        --
                                                   -----     -------      -----
      Total purchase price                            --      (190.4)        --
      Less:  cash acquired                            --         7.0         --
      Less:  non-cash consideration paid              --       190.4         --
      Less:  cash paid for other investments          --        (0.5)        --
                                                   -----     -------      -----
      Acquisitions, net of cash acquired           $  --     $   6.5      $  --
                                                   =====     =======      =====

29.   COMPARATIVE FIGURES

      Certain of the 2001 and 2000 comparative figures have been reclassified so as to conform to the presentation adopted in 2002.

                           Zarlink Semiconductor Inc.

Selected Financial Data

(in millions of U.S. dollars, except per share amounts)

      The following table is derived from the consolidated financial statements included elsewhere herein, which have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP).

                                                                  ---------    --------     -------    -------    -------
Canadian GAAP                                                       2002         2001        2000       1999       1998
                                                                  ---------    --------     -------    -------    -------
Income Statement Data:
Revenue                                                           $ 219.4      $ 426.9      $381.8     $353.2     $199.2
Gross margin percentage                                              27%          50%         47%        43%        53%
Gross research and development expense                            $  82.4      $  89.4      $ 62.3     $ 65.4     $ 24.6
Net income (loss) from continuing operations                       (150.3)      (209.3)       23.7       20.2       35.0
Net income (loss)                                                  (150.3)      (200.8)       35.3       16.6       58.2
Net income (loss) per common share from continuing
operations
   Basic                                                             (1.21)       (1.74)       0.19       0.16       0.31
   Diluted                                                           (1.21)       (1.74)       0.19       0.16       0.30
Net income (loss) per common share
   Basic                                                             (1.21)       (1.67)       0.29       0.13       0.52
   Diluted                                                           (1.21)       (1.67)       0.28       0.13       0.52
Weighted average common shares outstanding                          125.6        121.1       114.7      114.0      107.8
Balance Sheet Data:
Working capital                                                   $ 159.0      $ 233.3      $247.1     $213.5     $155.8
Total assets                                                        347.3        529.1       776.1      823.5      792.8
Current portion of long-term debt                                     2.1          5.8        36.7       23.8       25.5
Long-term debt                                                        0.7          4.8       137.7      175.1      240.4
Pension liability                                                    14.9         10.9        11.1        8.4        7.7
Shareholders' equity                                                247.3        397.4       402.3      409.9      275.9
   (including redeemable preferred shares)